Exhibit 99.1

Praha Vaccines a.s.

Financial statements

Years ended

December 31, 2019 and 2018

Report of Independent Auditors

To the Management of Praha Vaccines a.s.

We have audited the accompanying financial statements of Praha Vaccines a.s., which comprise the balance sheets as of December 31, 2019 and December 31, 2018 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Praha Vaccines a.s. as of December 31, 2019 and December 31, 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers Audit s.r.o.

Prague, Czech Republic

August 6, 2020

Praha Vaccines a.s.
Balance Sheets
	December 31,
	2019	2018
	(in thousands CZK, except share and per share information)
ASSETS
Current assets:
Cash	422,396	51,428
Inventories	48,686	58,793
Other current assets	18,126	9,042
Total current assets	489,208	119,263
Property, plant and equipment, net	2,350,456	1,374,197
Goodwill	79,268	79,268
Other non-current assets	12,081	4,982
Total assets	2,931,013	1,577,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	57,124	122,429
Accrued expenses	33,281	31,445
Total current liabilities	90,405	153,874
Long-term debt, net of unamortized deferred financing costs (see Note 8)	1,626,184	582,946
Other non-current liabilities	26,639	3,204
Total liabilities	1,743,228	740,024

Commitments and contingencies

Stockholders’ equity
Common stock, CZK100 par value, 20 shares authorized and issued at December 31, 2019 and 2018	2,000	2,000
Additional paid-in capital	1,731,766	1,193,051
Accumulated deficit	(545,981)	(357,365)
Total stockholders’ equity	1,187,785	837,686
Total liabilities and stockholders’ equity	2,931,013	1,577,710

The accompanying notes are an integral part of these financial statements.

Praha Vaccines a.s.
Statements of Operations
	Year ended December 31,
	2019	2018
	(in thousands CZK)
Revenue	—	—

Expenses:
Research and development	91,228	184,777
General and administrative	94,541	88,647
Total expenses	185,769	273,424
Loss from operations	(185,769)	(273,424)
Other expense, net	(2,135)	(10,965)
Loss before income taxes	(187,904)	(284,389)
Income taxes	(712)	(712)
Net loss	(188,616)	(285,101)

The accompanying notes are an integral part of these financial statements.

Praha Vaccines a.s.
Statements of Changes in Stockholders’ Equity

	Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Paid-in-Capital	Deficit	Equity
	(in thousands CZK, except share information)
Balance at December 31, 2017	20	2,000	1,086,596	(72,264)	1,016,332
Stockholder contributions	—	—	106,455	—	106,455
Net loss	—	—	—	(285,101)	(285,101)
Balance at December 31, 2018	20	2,000	1,193,051	(357,365)	837,686
Stockholder contributions	—	—	538,715	—	538,715
Net loss	—	—	—	(188,616)	(188,616)
Balance at December 31, 2019	20	2,000	1,731,766	(545,981)	1,187,785

The accompanying notes are an integral part of these financial statements.

Praha Vaccines a.s.
Statements of Cash Flows
	Year ended December 31,
	2019	2018
	(in thousands CZK)
Operating Activities:
Net loss	(188,616)	(285,101)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	9,791	8,700
Change in inventory reserves and fixed asset impairments	10,497	43,248
Loss on disposal of fixed assets	—	82,787
Losses from foreign currency transactions	1,323	10,929
Changes in operating assets and liabilities:
Inventories	(528)	2,491
Other current assets	(9,085)	507
Accounts payable and accrued expenses	(39,637)	130,289
Net cash used in operating activities	(216,255)	(6,150)
Investing activities:
Capital expenditures	(993,010)	(653,384)
Net cash used in investing activities	(993,010)	(653,384)
Financing activities:
Net proceeds from borrowings	1,064,464	583,341
Stockholder contributions	538,715	106,455
Net cash provided by financing activities	1,603,179	689,796
Net increase in cash	393,914	30,262
Effect of foreign exchange rate on changes in cash	(22,946)	(7,308)
Cash at beginning of year	51,428	28,474
Cash at end of year	422,396	51,428
Supplemental disclosure of non-cash activities:
Capital expenditures included in accounts payable and accrued expenses	89,287	137,532
Supplemental disclosure of cash flow information:
Cash interest payments	14,098	42,624

The accompanying notes are an integral part of these financial statements.

Praha Vaccines a.s.

Notes to financial statements for the years ended December 31, 2019 and 2018

1.	General Information

Praha Vaccines a.s. (“the Company”) is a global life sciences company focused on providing vaccine manufacturing services. The Company was incorporated on April 7, 2017 by the Municipal Court in Prague, Section B, Insert 22392, in connection with the acquisition of an influenza vaccine business, by the Municipal Court in Prague, Section B, Insert 22392 and has its registered office at Bohumil 138, 281 66 Jevany. As of December 31, 2019, the Company was part of the Cyrus Poonawalla Group (“CPG”), the parent company of multiple wholly owned affiliates, including Serum Institute of India Pvt. Ltd., (“SII” or “the Owners”), a number of which CPG affiliates are the stockholders of the Company. The Company is currently preparing to launch its vaccine production facility in late 2020.

The Company does not have any subsidiaries or investments in other entities.

2.	Accounting Policies

Basis of Preparation

The financial statements reflect the historical results of operations, financial position, cash flows, and stockholders’ equity of the Company in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are stated in Czech Koruna (“CZK”).

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash represents short-term liquid investments, which are readily convertible for a known amount of cash with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost includes all costs related with its acquisition (mainly transport costs, customs duty, etc.), and is determined using the average cost method and “first in - first out” (“FIFO”) method.

Property, Plant and Equipment

Property, plant and equipment are initially recorded at cost, except when acquired as part of a business combination, in which case they are measured at fair value as of the business combination date.

Property, plant and equipment are depreciated using the straight-line method over their estimated useful lives, generally 5 to 15 years and 50 years for some buildings.

Long-lived assets, including property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable based on the criteria for accounting for the impairment or disposal of long-lived assets under the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant and Equipment”. Impairment losses are recognized when the sum of expected undiscounted future cash flows is less than the assets’ (group’s) carrying value.

Repairs and maintenance expenditures for property, plant and equipment are expensed as incurred.

Praha Vaccines a.s.

Notes to financial statements for the years ended December 31, 2019 and 2018

Goodwill

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed as part of a business combination.

Goodwill is subject to impairment tests annually, or more frequently, should indicators of impairment arise, in accordance with ASU 2017-04, Intangibles-Goodwill and Other (Topic 350) (“ASU 2017-04”), which the Company adopted during 2019. The Company utilizes the income approach to determine if it has an impairment of goodwill. Goodwill impairment may exist if the carrying value of a reporting unit exceeds it estimated fair value. The Company operates as a single segment and has one reporting unit. If the carrying value of the reporting unit exceeds its fair value, step two of the impairment analysis is performed. In step two of the analysis, an impairment loss is recorded equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value, should such a circumstance arise.

Research and Development Expenses

Research and development expenses include salaries, laboratory supplies, consultants and subcontractors, and other expenses associated with the Company’s process development, manufacturing, regulatory, and quality assurance activities. In addition, related indirect costs such as fringe benefits and overhead expenses are also included in research and development expenses. Research and development activities are expensed as incurred.

Foreign Currency

Transactions denominated in a foreign currency are converted to CZK and recorded at a daily exchange rate prevailing on the last day of the previous calendar month.

Asset and liability balances denominated in foreign currencies have been remeasured at the exchange rate as of the balance sheet date. All exchange gains and losses are recorded as other expense, net in the income statement.

The Company treats advances paid for the acquisition of fixed assets or inventories as part of these assets and therefore these assets are not remeasured at the balance sheet date because related future cash flows are not subject to foreign exchange rate risk.

Interest Expense

Interest expense related to financing the cost of construction of property, plant and equipment is capitalized during the period under construction. Long-term payables are not discounted.

Deferred Tax

The Company accounts for income taxes in accordance with the liability method, pursuant to which, deferred tax assets and liabilities are recognized on all temporary differences between the carrying amount of an asset or liability in the balance sheet and its tax basis that are measured using the enacted tax rate that will be in effect when such temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on management’s understanding of available evidence, it is more likely than not that some portion or all of the deferred asset will not be realized.

The Company uses the recognition and measurement provisions of ASC 740, Income Taxes, to account for the uncertainty in income taxes recognized in a company’s financial statements. This guidance provides for a two-step approach to recognize and measure uncertain tax positions when the realization of the benefits is uncertain. The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized. Income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and it is more likely than not (i.e., a probability of greater than 50%) that the tax position would be sustained as filed. If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense.

Praha Vaccines a.s.

Notes to financial statements for the years ended December 31, 2019 and 2018

3.	Goodwill

In 2017, the Company acquired the influenza vaccine business of Nanotherapeutics Bohumil s.r.o. for a purchase price of CZK 893.7 million. The transaction has been accounted for using the acquisition method of accounting, and accordingly, assets acquired and liabilities assumed were recorded at their fair values as of the acquisition date. The excess of the purchase price over fair value of the identifiable assets acquired was recorded as goodwill. Goodwill is subject to impairment tests annually, or more frequently, should indicators of impairment arise. Based on the Company’s goodwill impairment tests as of December 31, 2019 and 2018, the Company concluded that the goodwill was not impaired.

4.	Property, Plant and Equipment, net

Property, plant and equipment, net include the following:

	December 31,
(CZK'000)	2019	2018
Land	100,030	100,030
Buildings	101,817	101,817
Equipment	47,669	38,161
Construction in progress	2,123,274	1,146,978
	2,372,790	1,386,986
Less: accumulated depreciation	(20,196)	(10,514)
Impairment	(2,138)	(2,275)
Property, plant and equipment, net	2,350,456	1,374,197

Depreciation expense was approximately CZK 9.7 million and CZK 8.6 million for the years ended December 31, 2019 and 2018, respectively.

The Company also capitalized the interest and borrowing costs in connection with assets under construction of CZK 33.2 million and CZK 15.9 million for the years ended December 31, 2019 and 2018, respectively.

5.	Inventories

Inventories include the following:

	December 31,
(CZK'000)	2019	2018
Spare parts	48,686	45,708
Raw materials	—	13,085
Inventories	48,686	58,793

6.	Other Current Assets

Other current assets include the following:

	December 31,
(CZK'000)	2019	2018
VAT receivable	11,125	5,960
Related party receivable	5,100	879
Other	1,901	2,203
Other current assets	18,126	9,042

The Company did not record a provision for doubtful accounts for the periods presented.

Praha Vaccines a.s.

Notes to financial statements for the years ended December 31, 2019 and 2018

7.	Accounts Payable

Accounts payable include the following:

	December 31,
(CZK'000)	2019	2018
Accounts payable	43,502	110,853
Employee related liabilities	13,622	11,576
Accounts payable	57,124	122,429

8.	Long-Term Debt, net

Long-term debt, net includes the following:

			December 31,
(CZK '000)	Interest rate (%)	Currency	2019	2018
AXIS BANK LIMITED, DIFC Branch	EURIBOR + 1.1%	EUR	1,651,650	617,400
Less: Deferred financing costs, net of amortization			(25,466)	(34,454)
Long-Term Debt, net			1,626,184	582,946

On January 29, 2018, the Company entered into a credit agreement with AXIS BANK LIMITED, DIFC Branch for an available commitment of CZK 1,905.8 million (the “Credit Facility”). As of December 31, 2019, CZK 1,651.7 million had been borrowed under the Credit Facility.

Payments of principal on amounts borrowed under the Credit Facility were to commence on July 29, 2021 and were to be made semi-annually through January 29, 2024. Maturities of amounts borrowed under the Credit Facility as of December 31, 2019 were as follows:

(CZK'000)
2020	—
2021	275,275
2022	550,550
2023	550,550
2024	275,275
Total	1,651,650

Borrowings under the facility were secured by the business of the Company.

The interest rate for each interest period was the percentage rate per annum which was the aggregate of the applicable margin and EURIBOR. The effective interest rate was 1.1% at December 31, 2019.

A commitment fee at the rate of 30% of the Margin on the Lender’s Available Commitment in respect of the Credit Facility was accrued on a daily basis. Other related fees include an arrangement fee, agency fee, and security agency fee. Upfront financing fees are deferred and classified as a reduction of long-term debt and amortized to interest over the weighted-average life of the Credit Facility, which reflects the reduction in the available credit commencing in 2021.

The Credit Facility required the Company to be in compliance with certain financial covenants beginning on December 31, 2020. As of December 31, 2019, the Company was in compliance with all applicable covenants.

As part of the sale of the Company (see Note 13. Subsequent Events) in May 2020, the Credit Facility was terminated and all outstanding borrowings were repaid.

9.	Equity

The share capital of the Company consists of 20 ordinary shares with nominal value of CZK 100,000. Shares are fully subscribed and paid.

The Owners made additional cash capital contributions, classified within additional paid-in capital, in the amounts of CZK 538.7 million and CZK 106.5 million during the years ended December 31, 2019 and 2018, respectively.

Praha Vaccines a.s.

Notes to financial statements for the years ended December 31, 2019 and 2018

10.	Related Party Transactions

The Company conducted business with subsidiaries of the Owners that included Bilthoven Biologicals, Serum Institute of India Private Lim and Serum International B.V. The Company’s related party transactions include the following:

	December 31,
(CZK'000)	2019	2018
Other income
Sales of material to Serum Institute of India Private Lim	—	120
Sales of services to Serum International B.V.	1,164	879
Total	1,164	999
Costs and purchases
Purchase of services connected with the acquisition of fixed assets from Serum Institute of Private Lim	709	1,134
Purchase of long-term assets from Bilthoven Biologicals	1,700	—
Total	2,409	1,134

	December 31,
(CZK'000)	2019	2018
Receivables
Receivables from Serum International B.V.	2,042	879
Receivables from Serum Institute of India Private Lim	3,058	—
Total	5,100	879
Costs and purchases
Payables to Serum Institute of India Private Lim	320	117
Payables to Bilthoven Biologicals	1,700	—
Total	2,020	117

11.	Income Tax

The Company’s provision for income taxes of CZK 0.7 million for each of the years ended December 31, 2019 and 2018 is entirely related to deferred taxes outside of the United States.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of the Company’s deferred income taxes include the following:

	December 31,
(CZK'000)	2019	2018
Deferred tax assets arising from:
Difference between accounting and tax net book value of fixed assets	3,071	1,391
Provisions for accounting not currently recognized for tax purposes	10,212	8,217
Start-up costs	16,868	7,973
Tax losses carried forward	75,296	52,759
Gross deferred tax assets, before valuation allowance	105,447	70,340
Valuation allowance	(105,447)	(70,340)
Total deferred tax assets, net of valuation allowance	—	—

Deferred tax liabilities arising from:
Difference between accounting and tax net book value of goodwill	(1,838)	(1,127)
Total deferred tax liabilities	(1,838)	(1,127)

Net deferred tax liabilities	(1,838)	(1,127)

Praha Vaccines a.s.

Notes to financial statements for the years ended December 31, 2019 and 2018

The Company has tax losses as of December 31, 2019 and 2018 of CZK 396.3 million and CZK 277.7 million, respectively, which can be utilized through 2024. The Company has recorded a valuation allowance for these historical losses after determining that it will more likely than not be able to realize these net operating loss carryforwards prior to their expiration.

A potential net deferred tax asset of CZK 105.4 million as of December 31, 2019 (as of December 31, 2018: CZK 70.3 million), has not been recognized because it is more likely than not that the deferred tax asset will not be realized. The statutory corporate income tax rate of 19% has been used to calculate the gross deferred tax asset as of December 31, 2019 and 2018.

As of December 31, 2019, the valuation allowance increased by CZK 35.1 million due to the additional losses incurred during the year which are not more likely than not to be realized. The noncurrent deferred tax liability as of December 31, 2019 in the amount of CZK 1.8 million primarily relates to goodwill associated with a prior acquisition.

The Company does not have any uncertain tax provisions for which a liability has been recorded as of December 31, 2019. The Company’s statute of limitations remains open until July 2028 and 2027 for 2019 and 2018, respectively.

The Ministry of Industry and Trade of the Czech Republic granted the investment incentives in the form of a tax relief as of October 16, 2017. The Company has not utilized any tax relief yet.

12.	Other Expense, net

Other expense, net includes the following:

	December 31,
(CZK'000)	2019	2018
Foreign currency losses, net	1,323	10,929
Other, net	812	36
Other expense, net	2,135	10,965

13.	Subsequent Events

In May 2020, the Company was sold to Novavax, Inc., a late-stage biotechnology company committed to delivering novel vaccine products to prevent a broad range of infectious diseases. The Company’s manufacturing facility is intended to be used for this purpose. In connection with the sale of the Company, the Credit Facility was terminated and all outstanding borrowings were repaid.

The Company has evaluated subsequent events for recording or disclosure in these financial statements through August 6, 2020, the date the financial statements were available to be issued.

No other events have occurred subsequent to year-end that would have a material impact on the financial statements as of December 31, 2019.